Exhibit 10.13

GLOBAL HEADQUARTERS
101 Gordon Drive ∙ Lionville, PA  19341
TEL 610-594-3327 ∙ FAX 610-594-3013
rick.luzzi@westpharma.com
RICHARD D. LUZZI
Vice President, Human Resources

December 22, 2009

Mr. Matthew T. Mullarkey
29844 Lake Road
Bay Village, OH 44140

Re:           Severance Benefits

Dear Matt:

As discussed, you and West Pharmaceutical Services, Inc. (the “Company”) have mutually agreed to end your employment effective November 18, 2009 (the “Termination Date”).  This letter agreement contains the terms of certain benefits the Company is willing to provide you and other arrangements and agreements in connection with your termination of employment.  In recognition of your service to the Company and as additional consideration for your execution of the Release attached to this letter agreement as Exhibit A, the Company and you agree as follows:

1.
Termination of Employment. Effective as of the Termination Date, your employment with the Company is terminated.  As of the Termination Date, you confirm your termination from all offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company.  As of the Termination Date, you will not represent yourself as being an employee, officer, trustee, agent or representative of any of the foregoing for any purpose.  You acknowledge and agree that the Company will not have an obligation to rehire you or to consider you for reemployment after the Termination Date.

2.
Severance and Non-Competition Agreement. Your termination of employment is a termination other than for cause or by reason of death, disability or retirement, which entitles you to the benefits payable on termination described in Section 2 of your Severance and Non-competition Agreement, dated July 28, 2008 and attached to this letter agreement as Exhibit B, provided that you satisfy all of the conditions and obligations contained in that agreement, including the requirements to execute a release, and abide by the terms of your Confidentiality Agreement, attached as Exhibit C  and the covenant not to compete contained in Section 4 of the Severance and Non-Competition Agreement.

3.
Additional Benefits Payable Upon Termination of Employment.  In addition to the benefits provided upon termination of employment as described in your Severance and Non-competition Agreement, the Company will provide the following:

a)
2009 Annual Bonus.  You will be eligible to receive a payout of the bonus that you would otherwise be entitled to receive (if any) under the terms of the Company’s Management Incentive Plan with respect to the 2009 fiscal year had you remained employed through the bonus payment date.  The annual bonus will be paid in cash only and will be paid at the same time as it is paid to other executive officers of the Company and will be subject to the same conditions and restrictions applicable to the payments to the other executive officers.

b)
Residential Lease Termination.  We will reimburse you for any reasonable direct costs associated with the early termination of the lease for the residence that you maintain in the West Chester, Pennsylvania area.  To be eligible for reimbursement, such costs must be separately itemized, documented in writing and submitted to the Company.

c)
Relocation of Goods.  We will reimburse you for the reasonable direct costs of relocating your personal and household effects from your West Chester, Pennsylvania residence to a location in the contiguous United States that you specify in writing within 180 days following your termination date.  To be eligible for reimbursement, such costs must be separately itemized, documented in writing and submitted to the Company.

d)
Stock Options.  The stock options granted to you by the Company on July 28, 2008 and February 24, 2009 will continue to vest according to their terms through February 28, 2010 and all vested options shall remain exercisable through 12:01 AM on November 18, 2010, at which time they will expire and will no longer be exercisable.  Except as modified by this letter agreement, there are no additional modifications to your outstanding stock options.

e)
Certain Performance-Vesting Share Units.  The Performance Vesting Share Units granted to you on July 28, 2009 with respect to Performance Period VI (2007-2009) only shall be payable to you to the extent and in the same manner and at the same time as awards for that performance period are paid to other executive plan participants.  All other Performance Vesting Share Units granted to you have been forfeited as of your Termination Date.

f)
Outplacement Assistance.  Through November 17, 2010, you shall be given access to outplacement services at our cost from a provider selected solely at our discretion and provided at a time and place to be determined in our sole discretion.

4.
Payments Final and Exclusive. The arrangements provided for by this letter agreement, or any other agreement between the Company and you in effect at that time and by any other applicable plan of the Company in which you participate constitute the entire obligation of the Company to you, and performance of that obligation constitutes the settlement of any claim that you might otherwise assert against the Company on account of your termination.  You will not separately be entitled to any severance under any applicable plan, agreement or policy of the Company, and you will not be entitled to receive any of the benefits under your Change in Control Agreement with the Company, dated July 28, 2008.

5.
Enforcement. You acknowledge that a breach of this letter agreement, including any exhibit to this letter agreement, will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company will have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of this letter agreement. If any provision of this letter agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.

6.
Application of Code Section 409A. Notwithstanding anything in this letter agreement to the contrary, to the extent that any payments or benefits provided by this letter agreement, pursuant to your Severance and Non-Competition Agreement or otherwise, cannot be paid before the date that is six months following your Termination Date without application of the 20% additional tax imposed by section 409A of the Internal Revenue Code of 1986, such payments shall be delayed until the first normal payroll date on or following May 18, 2010.  The payment on such payroll date shall include a lump sum equal to any delayed payments plus any normal severance payments to which you are otherwise entitled on that date.

7.	Miscellaneous.

a)
This letter agreement will be binding upon and inure to your benefit, your personal representatives and heirs and the Company and any successor of the Company, but neither this letter agreement nor any rights or obligations arising under it may be assigned or pledged by you.

b)
The laws of the Commonwealth of Pennsylvania (without giving effect to it conflicts of law principles) govern all matters arising out of or relating to this letter agreement, including its validity, interpretation, construction, performance and enforcement.  No action involving this letter agreement may be brought except in the state courts located in Chester County, Pennsylvania or the Federal District Court for the Eastern District of Pennsylvania.

c)
This letter agreement constitutes the entire agreement and understanding between the Company and you with respect to this letter agreement and supersedes all other oral or written agreements or policies relating to the matter of this letter agreement.

d)	The parties may execute this letter agreement in any number of duplicate originals, each of which constitutes an original and all of which collectively constitute only one agreement.

If this letter agreement correctly reflects the terms agreed by the Company and you, please sign a copy of this agreement in the space provided below and return it by overnight courier to the address of the Company stated above, to the attention of Richard D. Luzzi.

Very truly yours,

    WEST PHARMACEUTICAL SERVICES, INC.

    By:
                        Richard D. Luzzi
                                                                                                                    Vice President, Human Resources

Agreed To as of ______________, 2009:

________________________
Matthew T. Mullarkey

EXHIBIT A

RELEASE

NOTICE:  This is a very important legal document, and you should thoroughly review and understand the terms and effect of this document before signing it.  By signing this Release, you will be completely releasing West Pharmaceutical Services, Inc. and its affiliates from all liability to you.  Therefore, you should consult with an attorney before signing this Release.  You have twenty-one (21) days from the date of distribution of these materials to consider this document.  If you have not returned a signed copy of this Release by that time, we will assume that you have elected not to sign the Release.  If you choose to sign the Release, you will have an additional seven (7) days following the date of your signature to revoke the Release, and the Release between you and the Company shall become effective or enforceable until the revocation period has expired.  Any revocation of this Release must be in writing and must be personally delivered or mailed to Richard D. Luzzi, Vice President, Human Resources.

Intending to be legally bound by the provisions of the attached letter agreement and in consideration of the negotiated payments and benefits specified in the letter agreement to which this Release is attached as Exhibit A, which shall be incorporated as if fully set forth within, dated December 10, 2009, between West Pharmaceutical Services, Inc. and me, providing valuable consideration to which I would otherwise not be entitled, I, Matthew T. Mullarkey, hereby, fully, forever, unconditionally, and, except as specifically provided herein, irrevocably release and discharge West Pharmaceutical Services, Inc. and its affiliates, parents, subsidiaries, successors, and predecessors and all of their employees, agents, attorneys, officers, and directors (individually and collectively referred to as the “Company”) from any and all claims, charges, complaints, demands, causes of action, suits, rights, debts, costs, covenants, contracts, agreements, acts or omissions, damages, obligations, liabilities, and expenses (including attorneys' fees and costs) of every kind and nature which I ever had or now have, whether or not such Claims are known to me or the Company or unknown, against the Company arising out of my employment with or separation from the Company (collectively, the “Claims”).

For avoidance of confusion, Claims arising out of any of the following are released: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., (2) the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C., § 621 et seq. as amended; (3) The Older Worker Benefit Protection Act of 1990, 29 U.S.C. § 623 (“OWBPA”), as amended; (4) The Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C., §12101 et seq., as amended; (5) The Rehabilitation Act of 1973, 29 U.S.C. § 2101, et seq., (6) the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601, et seq., as amended; (7) The Fair Credit Reporting Act (“FCRA”), 15 U.S.C. § 1681 et seq., as amended; (8) The Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., as amended, (9) the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., as amended; (10) the Equal Pay Act of 1963, 29 U.S.C. § 602 et seq., as amended; (11) the Lilly Ledbetter Fair Pay Act of 2009, as amended; (12) the Fair Labor Standards Act of 1938. 29 U.S.C. § 201 et seq., as amended,  and (13) all other applicable state, or local governances or ordinances governing employment or termination of employment, including: the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, as amended; The Pennsylvania Minimum Wage Act, as amended;  The Pennsylvania Equal Pay Law,  as amended; and (14) all common law claims including, but not limited to, actions in tort, defamation and breach of contract, including, without limitation, claims for severance benefits.

Additionally, except as specifically provided in the next paragraph, I release the Company from all claims to any ownership interest in the Company; any claims that I may have that are related to a right I may have now or in the future as a result of a change in ownership control of the Company; any other claims or damages arising out of my employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local ordinance not expressly referenced above any and all claims and/or causes of action, whether known to you or the Company at the time of the execution of this Release or not, which I may have or could claim to have against the Company in connection with my employment with the Company or termination of employment with the Company up to and including the date of my signing of this Release.

Notwithstanding anything herein to the contrary, I am not releasing or waiving any of my rights pursuant to this Release that relate to (i) any retirement plans sponsored by the Company, (ii) stock options and performance vesting shares awarded under the 2007 Omnibus Incentive Compensation Plan to the extent modified by the attached letter agreement, and (iii) any rights or promises made to me by the letter agreement.

By signing below, I acknowledge that I have carefully read and fully understand the provisions of this Release.  I further acknowledge that I am signing this Release knowingly and voluntarily and without duress, coercion or undue influence.  I agree that I will not file a lawsuit asserting any claims barred by this Release against the Company.  If I breach this promise, then I will reimburse the Company for its reasonable attorneys’ fees and costs incurred in defending against such released Claims, and I shall also be obligated to tender back upon filing of such complaint in state or federal court or before any administrative agency any consideration that I have received pursuant to the severance arrangements provided within the accompanying letter agreement.  A suit challenging the validity of this Release under ADEA, however, shall not be subject to the provisions of this paragraph.

I agree that this Release may be pleaded as a complete bar to any action or suit before any court, arbitral or administrative body with respect to any of the released claims.

This Release together with the letter agreement constitutes the total and complete understanding between me and the Company relating to the subject matter covered by this Release and all other prior or contemporaneous written oral agreements or representations, except the accompanying agreement setting forth the terms of my severance arrangement, if any, otherwise relating to the subject matter of this Release are null and void.  It is also expressly understood and agreed that the terms of this Release may not be altered except in writing signed by both the Company and me.  I further understand and agree that the terms and conditions of this Release shall not be communicated to any persons other than those referred to herein and to my spouse or legal counsel, if applicable.  Finally, it is understood and agreed that the execution of this Release is not an admission of liability on the part of either party.

The laws of the Commonwealth of Pennsylvania (without giving effect to it conflicts of law principles) govern all matters arising out of or relating to this Release, including its validity, interpretation, construction, performance and enforcement.  No action involving this Release may be brought except in the state courts located in Chester County, Pennsylvania or the Federal District Court for the Eastern District of Pennsylvania.

If any provision of this Release, or the application thereof, is held to be invalid, void or unenforceable for whatever reason, the remaining provisions not so declared shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.   If any party waives any provision of this Agreement, such waiver shall not affect any provision of the agreement not specifically waived.

INTENDING TO BE LEGALLY BOUND, I have executed and dated this Release below

____________________________
Matthew T. Mullarkey

DATED:

_____________________________

EXHIBIT B

SEVERANCE AND NONCOMPETE AGREEMENT

EXHIBIT C

CONFIDENTIALITY AGREEMENT

EXHIBIT A

Confidentiality Agreement With
West Pharmaceutical Services, Inc. and Subsidiaries
_________________________________________

In consideration of my employment by West Pharmaceutical Services, Incorporated, The Tech Group or any of each of their subsidiaries or affiliates (the “Company”), and intending to be legally bound, I, Matthew T. Mullarkey, agree as follows:

1. INVENTIONS COMPANY PROPERTY.  In this Agreement the term “Inventions” includes inventions, ideas, techniques, methods, developments, improvements and all other forms of intellectual property.  All rights in Inventions which I conceive, make or obtain either alone or with others during my employment by the Company (both before and after the date of this Agreement) and within six months after my employment ends, are and shall be the property of the Company except as set forth in Section 2 of this Agreement.

2.  INVENTIONS EXCLUDED.  This Agreement does not apply to Inventions which the Company determines in its sole discretion to be unrelated to any matter of actual or potential interest to the Company unless they are conceived, made or obtained in the course of my employment or with the use of the time, material or facilities of the Company.  This agreement also does not apply to Inventions conceived, made or obtained by me before my employment by the Company.  As a matter of record, I include at the end of this Agreement a list of such prior Inventions.

3. DISCLOSURE AND PROTECTION OF INVENTIONS.  I will make full and prompt disclosure to the Company of all Inventions which are defined by Section 1 to be the Company’s property.  At the Company’s request and expense but without additional compensation to me, I will at any time take such actions as the Company reasonably considers necessary to obtain or preserve the Company’s rights in such Inventions.  These actions may include, but are not necessarily limited to, signing and delivering applications, assignments and other papers and testifying in legal proceedings.

4.  CONFIDENTIAL INFORMATION.  I will not, during or after my employment with the Company, use for myself or others, or disclose to others, any formulae, trade secrets, know-how, Inventions which are the Company’s property, data provided to the Company by clients, customers, or licensors, including Inventions owned by Third Parties (as defined below), or other confidential matters of the Company or its affiliates unless authorized in writing to do so by the Company.  I understand that (a) the Company keeps these matters confidential and secret, (b) these confidential matters would be of great value to competitors, and (c) if these confidential matters were known to the Company’s competitor’s, the Company would be harmed.  As used in this agreement, “confidential matters of the Company” includes all information of a technical, commercial or other nature and any other information not made available to the general public, including, but not limited to information covered by a confidentiality agreement.

5.  THIRD PARTIES. You understand that, in dealing with existing and potential customers, clients, licensees, licensors, suppliers, contracting parties and other third parties with which the Company has business relations or potential business relations (“Third Parties”), the Company frequently receives confidential and proprietary information and materials from these Third Parties subject to the Company's understanding that the Company will maintain the confidentiality of such information and the Company requires its employees and consultants to do so.  You agree to treat all such information and materials as confidential information subject to this Agreement.

6.  PAPERS.  All correspondence, memoranda, notes, records, reports, drawings, lists, photographs, plans and other papers and items received or made by me in connection with my employment with the Company shall be the property of the Company.  I will deliver all copies of such materials to the Company upon request of the Company and, even if it does not request, when my employment by the Company ends.

7.  ENFORCEMENT.   I acknowledge that a breach of this agreement will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate.  The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of this Agreement.  Should any provision of this agreement be adjudged to any extent invalid by any competent tribunal, that provision would be deemed modified to the extent necessary to make it enforceable.   The Company may contact any person with or for whom I work after my employment by the Company ends and may send that person a copy of this agreement.  If suit is brought to enforce this Agreement, the party which substantially prevails on the merits is entitled to recover as an element of costs of suit, and not as damages, reasonable attorneys' fees and expenses and all expert witnesses' fees and expenses incurred by the prevailing party.

8.  BINDING EFFECT; SEVERABILITY.  My undertakings hereunder will bind me and my heirs and legal representatives regardless of (a) the duration of my employment by the Company, (b) any change in my duties or the nature of my employment, (c) the reasons for manner of termination of my employment, and (d) the amount of my compensation.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

9.  MISCELLANEOUS.  This agreement (a) shall in no way bind me or the Company to a specific term of employment, (b) supersede any prior understandings and constitutes the entire understanding between the Company and me about the subject matter covered by this agreement, (c) may be modified or varied only in writing signed by the Company and me, (d) will inure to the benefit of the successors and assigns of the Company, and (e) will be governed by Pennsylvania law.

MATTHEW T. MULLARKEY

________________________________________________

Dated:     _________________________________________

List below or on a separate page all previous Inventions referred to in Section 3 above (if none please so indicate).